Pharmos Corporation
99 Wood Avenue South, Suite 311
Iselin, NJ 08830

October 17, 2006

Dr. Lawrence F. Marshall
University of California, San Diego
Regents Court Bldg., Suite 200
4130 LaJolla Village Drive
LaJolla, CA 92037-1480

Re:	Pharmos Corporation (“Pharmos” or the “Company”)

Dear Larry:

                    I am writing to confirm our agreements relating to your resignation, effective as of the date hereof, from the Board of Directors of the Company (the “Board”) in anticipation of the Company’s acquisition of Vela Pharmaceuticals Inc. (“Vela”). As we discussed, you are not resigning because of any disagreement on any matter relating to the Company’s operations, policies or practices, but rather as an accommodation to enable three current directors from Vela to join our Board following the closing of the acquisition transaction. We appreciate your understanding and flexibility.

                    You have generously agreed to serve as a consultant to the Company following your resignation, for the period from November 1, 2006 through May 1, 2008. In connection therewith, you will make yourself available in person or by telephone, upon reasonable prior request, to the Board’s Clinical Development and Scientific Committee, as well as to me and other members of senior management, on matters relating to drug discovery, pre-clinical and clinical development and general business development in your areas of scientific and medical expertise . If we request you to appear periodically for meetings or the like, we will reimburse you for your reasonable expenses.

                    In consideration for your services, we will pay to you a fee of $45,000, payable in three equal installments of $15,000 on November 1, 2006, May 1, 2007 and November 1, 2007. In addition, all stock options currently held by you will become fully vested as of the date hereof and will not expire until their respective expiration dates. This letter shall be deemed to amend any option grant to which you are a party, and except as provided herein, such option grants will remain in full force and effect.

                    By this letter, we confirm to you that you will continue to be covered by the Company’s existing directors’ and officers’ liability insurance for your acts as a director of the Company through the date hereof, and further, that the Company’s By-Laws currently provide for indemnification of you in such capacity by the Company.

                    We have also agreed to provide you with advance copy of, and the ability to review, the required public disclosure of your resignation.

                    This agreement has been approved by the Board.

                    Thank you for the important and significant contributions you have made to Pharmos during your tenure as a director.

PHARMOS CORPORATION

AGREED AND ACCEPTED:

By:

Haim Aviv
Chairman and Chief Executive Officer

Lawrence. F. Marshall